FORM OF INVESTMENT MANAGEMENT AGREEMENT

This INVESTMENT MANAGEMENT AGREEMENT (together with any schedules, exhibits or other attachments hereto, and as it may be amended, restated or otherwise modified from time to time, this "Agreement"), is made and entered into as of [ ], 2016 by and between the portfolios set forth in Schedule A hereto (each, a “Portfolio” and collectively, the “Portfolios”), each a Cayman Islands exempted company, and Exchange Traded Concepts, LLC, an Oklahoma limited liability company (the "Adviser"). Capitalized terms not otherwise defined herein have the meanings specified in the Memorandum and Articles of Association of each Portfolio (as amended, restated or otherwise modified from time to time, the "Articles").

WHEREAS, each Portfolio has been organized as a wholly-owned subsidiary of a corresponding registered fund (each, a “Fund”), each a series of Exchange Traded Concepts Trust, a statutory trust organized under the laws of the State of Delaware, USA (the "Parent Company"), in order to effect certain investments on behalf of each Fund, consistent with the Fund’s investment objectives and policies specified in its prospectus and statement of additional information (together, and as each may be amended, restated or otherwise modified from time to time, the "Prospectus"); and

WHEREAS, each Portfolio has not been registered and does not intend to register under the Investment Company Act of 1940 (the “1940 Act”) and the shares (“Shares”) issued by each Portfolio have not been registered under the Securities Act of 1933 (“1933 Act”), and are being issued pursuant to an exemption therefrom; and

WHEREAS, the Adviser is registered as an investment adviser under the Investment Advisers Act of 1940 (the "Advisers Act"); and

WHEREAS, each Portfolio wishes to retain the Adviser to render investment advisory services to the Portfolio, and the Adviser is willing to furnish such services to the Portfolio.

NOW, THEREFORE, in consideration of the promises and mutual covenants herein contained, each Portfolio and the Adviser hereby agree as follows:

1.	Investment Management Services

The Adviser shall provide to the Portfolio investment advisory and investment management services on an ongoing basis, subject to the provisions contained in this Agreement. The Portfolio seeks to provide its corresponding Fund with exposure to the investment returns of certain commodities and/or the commodities markets generally (“Investment Objective”). In connection with seeking to achieve the Investment Objective, the Adviser may invest in commodity-linked derivative investments, including, but not limited to, futures and options on futures, swap agreements, commodity options, and exchange-traded funds (“ETFs”), exchange-traded notes (“ETNs”), and other investment companies that provide exposure to the commodities markets, and equity securities.

Consistent with the Investment Objective and subject to any restrictions each Portfolio or the Board may impose in writing hereafter:

(a)	The Adviser shall maintain and furnish to the Portfolio such records, periodic and special reports, and other information as the Portfolio may reasonably request, and shall assist the Portfolio as it may reasonably request in the conduct of the Portfolio’s business, subject to the direction and control of the Portfolio.

(b)	The Adviser, in the performance of its duties and obligations under this Agreement, shall act in conformity with the Portfolio’s Articles, the Investment Objective, the Fund’s Prospectus, to the extent applicable and as may be amended from time to time, and the instructions and directions of the Portfolio, and shall comply with the Advisers Act and all rules and regulations thereunder, the Commodity Exchange Act and all rules and regulations thereunder, the Internal Revenue Code of 1986, as amended, and all other applicable U.S. federal and state law and regulations, and with any applicable policies or procedures adopted by the Portfolio’s Board of Directors (“Board”).

(c)	The Adviser shall furnish a continuous investment program for the Portfolio and, in so doing, shall, in its sole discretion, determine from time to time what investments will be purchased, retained, sold or pledged by the Portfolio, and what portion, if any, of the assets will be invested or held uninvested as cash. In connection with such investment program, the Adviser shall make available to the Portfolio research and statistical data.

(d)	The Adviser will at all times manage the Portfolio’s assets in a manner consistent with Section 18(f) of the 1940 Act, Investment Company Act Release No. 10666, and related U.S. Securities and Exchange Commission (“SEC”) guidance pertaining to asset coverage with respect to transactions in commodity index swap agreements and other transactions in derivatives.

(e)	The Portfolio hereby appoints the Adviser as an agent of the Portfolio with discretionary authority to negotiate and to effect portfolio transactions and to implement the Investment Objective on behalf and in the name of the Portfolio pursuant to the Adviser’s determinations directly with any futures commission merchant, broker or dealer in such investments.

(f)	The Portfolio hereby appoints the Adviser as an agent of the Portfolio, to determine when and how much the Portfolio should borrow, to negotiate the terms of all such borrowings and to borrow, or instruct brokers to borrow, and to execute documents in connection with such borrowing, on behalf and in the name of the Portfolio.

(g)	Whenever the Adviser deems the purchase or sale of an investment to be in the best interest of the Portfolio as well as other customers, including the Fund, the Adviser may, but shall not be obligated to, aggregate the investments to be so sold or purchased. Allocation of any investments so purchased or sold, as well as the expenses incurred in the transaction, will be made by the Adviser in the manner that it considers to be equitable and consistent with its fiduciary obligations to the Portfolio and, if applicable, to such other customers.

(h)	Upon the Portfolio’s request, the Adviser shall provide from time to time to the Portfolio’s brokers at their designated address a written notice bearing the names and the authenticated signature specimens of the employees of the Adviser authorized to give instructions to the brokers.

(i)	The Adviser may, but without additional fees to the Portfolio, appoint consultants and other sub-investment advisers; provided, however, that the Adviser must receive the prior approval of the Portfolio.

(j)	The Adviser will comply with all Commodity Futures Trading Commission and National Futures Association registration, reporting, and notice requirements applicable to it.

(k)	The Adviser will continue to be registered as an investment adviser with the SEC; or if the Adviser believes registration is not applicable, will inform the Portfolio before deregistering as an investment adviser with the SEC.

(l)	The Adviser will provide such other services as the Portfolio and the Adviser may determine to be necessary or appropriate for the management or administration of the Portfolio.

2.	Attorney in Fact

The Portfolio hereby appoints the Adviser acting with the standard of care owed under this Agreement as its attorney in fact with full power of substitution to pursue on behalf of the Portfolio any claim, recovery, restitution, or similar action or relief (each, a "Claim") related to or concerning the Portfolio or any Portfolio asset, holding, trade, trade settlement, cash or account of any type, against any counterparty or similar party, or any Claim related to the Adviser's services to the Portfolio, including, without limitation, any bankruptcy, insolvency or similar action or proceeding; provided, however, that the Adviser shall obtain approval from the Portfolio before taking any further actions in pursuit of a Claim which results in substantial costs to the Fund.
3.	Standard of Care

The Adviser shall exercise its best judgment in rendering the services under this Agreement. The Adviser shall not be liable for any losses, claims, demands, costs, damages, liabilities, expenses, judgments, fines, settlements, and other amounts, whether pending or threatened, liquid or illiquid (collectively, “Liabilities”) suffered by the Portfolio or the Portfolio’s shareholders (the “Shareholders”) which arise out of the action or inaction of the Adviser, except for any Liabilities resulting from the willful misfeasance, bad faith, or negligence of the Adviser in its performance or non-performance of its obligations or duties under this Agreement or by reason of the Adviser’s reckless disregard of its obligations and duties hereunder, and except as other required by applicable law. As used in this Section 3, the term “Adviser” shall include each of its members, principals, officers, managers, investors, employees, and other representatives and agents of the Adviser.

4.	Delivery of Documents

The Portfolio has delivered a copy of the Articles and the Fund’s Prospectus to the Adviser and will promptly notify and deliver to it all future amendments and supplements, if any.

The Adviser has reviewed and may rely on the Articles and the Fund’s Prospectus.

5.	Custody

Unless the Portfolio directs otherwise, the assets of the Portfolio shall be held by the Portfolio’s custodian (the “Custodian”). The Portfolio agrees to pay any fees or charges that may be imposed by the Custodian with respect to the Portfolio.

6.	Fees and Expenses

In exchange for its services, the Adviser will receive an annualized fee, as listed in Schedule A hereto, based on the average daily net assets of the Portfolio, without reduction for any distributions or redemptions accrued or payable as of the date the management fee is calculated (“Management Fee”). The Management Fee will be payable monthly in arrears on the last business day of each calendar month. The Adviser will be responsible for paying any and all sub-advisory fees, if any, from its Management Fee. The Adviser may waive all or a portion of its fees with respect to the Portfolio. The Adviser will not be responsible for paying any expense of the Portfolio, but may at its sole discretion.

The Portfolio will pay the reasonable out-of-pocket expenses of the Adviser or its affiliates incurred by the Adviser in providing investment management services.

7.	Calculation of Net Assets

For all purposes hereunder, the net assets of the Portfolio shall be calculated in accordance with the Fund’s Guidelines for valuing securities and assets, the formula disclosed in the Fund’s Prospectus and the terms of the Articles.

8.	Subscription and Withdrawals

The Board may issue and redeem Shares in accordance with the terms set forth in the Articles.

9.	Proxy Voting and Other Legal Notices

The Board has the authority to determine how proxies with respect to securities that are held by the Portfolio shall be voted, and the Board has initially determined to delegate the authority and responsibility to vote proxies for the Portfolio’s securities to the Adviser. So long as proxy voting authority for the Portfolio has been delegated to the Adviser, the Adviser shall exercise its proxy voting responsibilities. The Adviser shall carry out such responsibility in accordance with any instructions that the Board shall provide from time to time, and at all times in a manner consistent with Rule 206(4)-6 under the Advisers Act and its fiduciary responsibilities to the Portfolio. The Adviser shall provide periodic reports and keep records relating to proxy voting as the Board may reasonably request or as may be necessary for the Portfolio to comply with applicable law. Any such delegation of proxy voting responsibility to the Adviser may be revoked or modified by the Board at any time.

10.	Transaction Procedures

All transactions concerning the Portfolio will be consummated by payment to, or delivery by, the Portfolio, of all cash or securities due to or from the Portfolio. Instructions of the Adviser to the Portfolio, brokers or Custodian shall be made in writing sent by first class mail or, at the option of the Adviser, orally and confirmed in writing as soon as practical thereafter.

11.	Conflicts of Interest and Confidentiality of Relationships

There are certain inherent and potential conflicts of interest between the Adviser’s management of investments on behalf of the Portfolio and other activities of the Adviser or the activities of entities or persons affiliated with the Adviser which the Adviser or its affiliates manage or in which they have an economic interest. The Adviser or any of their officers, directors, partners, members or employees will devote so much of their time to the Portfolio’s affairs as deemed necessary or appropriate and are not prohibited from engaging in any other existing or future business activities. The Adviser and/or its affiliates may in the future act as investment manager of, or adviser to, one or more other investment companies, partnerships, corporations, pension or profit-sharing plans or trusts, or individuals that have investments which may be substantially similar to the investments of the Portfolio, or that employ an investment strategy similar to that employed by the Portfolio. The advice and securities recommendations that the Adviser gives to these other accounts and the securities that the Adviser buys or sells for these other accounts may differ from the advice and recommendations that the Adviser gives to the Portfolio, and the securities bought or sold for the Portfolio, even if these other accounts employ substantially the same investment strategy as the Portfolio. The Adviser cannot guarantee that trades for these other accounts will not be different from or opposite to or entered ahead of trades entered into by or for the Portfolio. The performance of the Portfolio’s investments could be adversely affected by the manner in which the Adviser enters particular orders for all such accounts.

There may also be a conflict of interest in the allocation of investment opportunities between the Portfolio and other persons or entities which the Adviser advises, and nothing contained herein shall be construed to prohibit the Adviser from rendering services to such other persons or entities. Although the Adviser will allocate investment opportunities in a manner which it believes to be in the best interests of all persons or entities involved and will in general allocate investment opportunities believed to be appropriate for the Portfolio and one or more of its other clients between the Portfolio and such other clients on an equitable basis, there can be no assurance that a particular investment opportunity which comes to the attention of the Adviser will be allocated in any particular manner.

The Adviser, any of its affiliates, and any of their respective officers, directors, partners, members or employees, may invest for their own account in various investment opportunities, including in investment partnerships, private investment companies or other investment vehicles. Such trading and investment activities may be similar to or different from trading and investment activities of the Portfolio. The Adviser is not prohibited from taking positions on behalf of the Portfolio in companies in which its partners, officers, or directors may have invested or may invest in the future, provided the investment of Portfolio assets is made in good faith in the reasonable belief that the Portfolio will benefit thereby, and the investment is believed to be consistent with the Portfolio’s investment objectives. The Adviser will not be under any liability for any act or failure to act with respect to its investment advice except in the absence of good faith.  In particular, some of these affiliates may seek to acquire or dispose some or all of securities of a particular issuer that the Portfolio invests.  In addition, because some of the Adviser’s staff may also be officers, directors or employees of such affiliates, the Adviser and certain of their affiliates may have conflicts of interest in the allocation of management and staff time, services and functions among the Portfolio and other entities.

The Portfolio and one or more accounts managed by the Adviser may be prepared to purchase, or may desire to sell, the same security at approximately the same time. For certain transactions, the Adviser will endeavor to use an "averaging" or "batching" procedure. Any orders placed for execution on an aggregated basis are subject to the Adviser's order aggregation and allocation policy and procedures. This policy and these procedures are designed to meet the legal standards applicable to the Adviser under applicable federal and state securities laws and ERISA and its obligations as a fiduciary to each client.

The Adviser and its affiliates may from time to time perform a variety of services for, or solicit business from, a variety of companies, including issuers of securities that the Adviser may recommend for purchase or sale by, or effect transactions for the accounts of, the Adviser’s clients. In connection with providing these services, the Adviser and its affiliates may come into possession from time to time of material nonpublic and other confidential information that, if disclosed, might affect an investor’s decision to buy, sell or hold a security. Under applicable law, the Adviser and its affiliates may be prohibited from improperly disclosing or using such information for their personal benefit or for the benefit of any other person, regardless of whether such other person is a client of the Adviser or the Adviser’s affiliates. Accordingly, should the Adviser or its affiliates come into possession of material nonpublic or other confidential information with respect to any company, they may be prohibited from communicating such information to their clients, or from purchasing or selling securities issued by that company for client accounts, and the Adviser and its affiliates will have no responsibility or liability for failing to disclose such information to their clients or to trade while in possession of such information as a result of following their policies and procedures designed to comply with applicable law.

The Adviser will provide the Portfolio from time to time with additional information concerning particular conflicts of interest. The Adviser will attempt to resolve any conflicts of interest by exercising the good faith required of fiduciaries, and the Adviser believes that it will be able to resolve conflicts on an equitable basis.

Except as otherwise agreed in writing or as required by law, (i) the Adviser will keep confidential all information concerning the Portfolio’s financial affairs; and (ii) the Portfolio will keep confidential and for the Portfolio’s and the Fund’s exclusive use and benefit all investment advice furnished by the Adviser. Notwithstanding anything else in this Agreement to the contrary, each party hereto (and each employee, representative, or other agent of any party) may disclose to any and all persons, without limitation of any kind, the U.S. Federal income tax treatment and U.S. Federal income tax structure of any and all transaction(s) contemplated herein and all materials of any kind (including opinions or other tax analyses) that are or have been provided to any party (or to any employee, representative, or other agent of any party) relating to such tax treatment or tax structure, provided, however, that this authorization of disclosure shall not apply to restrictions reasonably necessary to comply with securities laws.

12.	Indemnity and Liability

The Portfolio represents and warrants that the appointment of the Adviser on the basis set forth in this Agreement is authorized by and has been accomplished in accordance with procedures specified in the Articles, and that this Agreement is binding and enforceable against the Portfolio. The Portfolio shall furnish the Adviser with true copies of all resolutions, notices, and consents as may be required to be taken or made pursuant to such procedures. The Portfolio agrees to indemnify and hold harmless the Adviser from all liability and costs (including costs of defense) that may be assessed or incurred by reason of any inaccuracy of the Portfolio’s representations contained in this Agreement.

The Adviser does not guarantee the future performance of the Portfolio’s investments or any specific level of performance, the success of any investment decision or strategy that the Adviser may use, or the success of the Adviser’s overall management of the Portfolio. The Portfolio understands that investment decisions made on the Portfolio’s behalf by the Adviser are subject to various market, currency, economic and business risks, and that those investment decisions will not always be profitable. The Adviser will manage only the investments in the Portfolio, and in making investment decisions for the Portfolio, the Adviser generally will not consider any other securities, cash or other investments owned by the Portfolio’s investors. Except as may otherwise be provided by law, the Adviser will not be liable to the Portfolio for any action performed or omitted to be performed or for any error of judgment in managing the Portfolio, except liability resulting from willful misconduct, gross negligence, reckless disregard of its duties or violation of applicable laws on the Adviser’s part in the performance of its duties.

The U.S. Federal securities laws impose liabilities under certain circumstances on persons who act in good faith, and therefore nothing herein shall in any way constitute a waiver or limitation of any rights that the undersigned may have under any U.S. Federal securities laws.

13.	Independent Contractor Status

Except as may be expressly authorized or otherwise stated herein, the Adviser shall be an independent contractor and not an employee, agent, dependent agent, partner, or joint venturer of the Portfolio; nor shall anything herein by construed as making the Portfolio a partner or co-venturer with the Adviser or any of its affiliates. Except as may be expressly authorized, the Adviser shall have no authority to bind, obligate, or represent the Portfolio in any manner.

14.	Delivery of Part 2A of Form ADV

The Adviser has delivered to the Portfolio a current copy of Part 2A of its Form ADV. The Portfolio acknowledges receipt of such copy prior to the execution of this Agreement.

15.	Duration, Termination and Non-Assignability of the Agreement

The term of this Agreement shall be for the life of the Portfolio unless either party provides 30 days’ written notice of termination in accordance with Section 16 of this Agreement from the terminating party to the other party, provided that this Agreement shall not take effect unless it has first been approved by the Board. However, no such termination will affect the liabilities or obligations of the parties under this Agreement arising from transactions initiated prior to such termination, including the requirement of the Portfolio to pay the Adviser’s fees through the date of termination. Upon termination of this Agreement, the Adviser shall be under no obligation to recommend any action with regard to, or to liquidate, the Portfolio’s investments. The Adviser retains the right, however, to complete any transactions open as of the termination date and to retain, or to instruct third parties to retain, amounts sufficient to effect such completion. Upon termination, it shall be the Portfolio’s exclusive responsibility to issue instructions in writing regarding any assets held by the Adviser or any third parties. This Agreement is not assignable (within the meaning of the Advisers Act) by either party without the prior consent of the other. The appointment of consultants and sub-investment advisers as described herein shall not constitute the assignment of this Agreement.

16.	Notices

Except as specified in any section to this Agreement, all notices hereunder shall be sufficiently given for all purposes hereunder if in writing and delivered personally or sent by registered mail or certified mail, postage prepaid. Notice to the Portfolio or the Servicer shall be addressed to the Portfolio or the Servicer at their respective addresses shown below, or at such other addresses as they may designate by written notice. Any notice shall be deemed to have been served or given as of the date such notice is delivered personally or mailed.

Communications to the Adviser from the Portfolio shall be addressed to:

Exchange Traded Concepts, LLC
10900 Hefner Pointe Drive, Suite 207
Oklahoma City, OK 73120

Communications from the Adviser to the Portfolio shall be addressed to:

[Portfolio]
Exchange Traded Concepts, LLC
10900 Hefner Pointe Drive, Suite 207
Oklahoma City, OK 73120

17.	Governing Law

This Agreement is made and shall be construed under the laws of the State of Delaware without giving effect to any conflict or choice of law provisions of that State, provided that nothing herein shall be construed in any manner inconsistent with any rule, regulation or order of the SEC.

18.	Consent to Jurisdiction

Each party hereto irrevocably agrees that any suit, action or proceeding against the Adviser or the Portfolio arising out of or relating to this Agreement shall be subject exclusively to the jurisdiction of the Delaware Judiciary, and each party hereto irrevocably submits to the jurisdiction of each such court in connection with any such suit, action or proceeding. Each party hereto waives any objection to the laying of venue of any such suit, action or proceeding in any such court, and waives any claim that such suit, action or proceeding has been brought in an inconvenient forum. Each party hereto irrevocably consents to service of process in connection with any such suit, action or proceeding by mailing a copy thereof registered or certified mail, postage prepaid to their respective addresses as set forth in this Agreement.

19.	Entire Agreement and Severability

This Agreement represents the entire agreement among the parties with regard to the investment management matters described herein and may not be amended, modified or waived without the affirmative written consent of the Adviser and the Portfolio effected in accordance with Section 16 of this Agreement except as otherwise noted herein.

If any provision of this Agreement shall be held or made invalid by a statute, rule, regulation, decision of a tribunal or otherwise, the remainder of this Agreement shall not be affected thereby and, to this extent, the provisions of this Agreement shall be deemed to be severable.

20.	Counterparts

This Agreement may be executed simultaneously in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

21.	Miscellaneous

The Adviser reserves the right to refuse to accept or renew this Agreement in its sole discretion and for any reason. This Agreement may only be amended in writing by mutual agreement. All section headings in this Agreement are for convenience of reference only, do not form part of this Agreement and shall not affect in any way the meaning or interpretation of this Agreement. The Adviser’s failure to insist at any time upon strict compliance with this Agreement or with any of the terms of the Agreement or any continued course of such conduct on its part will not constitute or be considered a waiver by the Adviser of any of its rights or privileges. The Adviser will notify the Portfolio of any change in the members of the Adviser within a reasonable time after such change occurs.

IN WITNESS WHEREOF, the parties hereto have caused this instrument to be signed on their behalf by their duly authorized officers as of this ___ day of __________, 20____.

PORTFOLIO
[            ]

By:

Name: J. Garrett Stevens
Title: Director

By:
Name: James J. Baker
Title: Director

ADVISER
Exchange Traded Concepts, LLC

By:

Name: J. Garrett Stevens
Title: Chief Executive Officer

SCHEDULE A

As of [ ], 2016

Portfolio	Fund	Management Fee
REX VolMAXXTM Long VIX Weekly Futures Strategy Subsidiary I	REX VolMAXXTM Long VIX Weekly Futures Strategy ETF
REX VolMAXXTM Inverse VIX Weekly Futures Strategy Subsidiary I	REX VolMAXXTM Inverse VIX Weekly Futures Strategy ETF